As filed with the Securities and Exchange Commission on March 9, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TSCAN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-5282075
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

830 Winter Street Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

TSCAN THERAPEUTICS, INC. 2020 EQUITY INCENTIVE PLAN

TSCAN THERAPEUTICS, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

David Southwell

Chief Executive Officer

TScan Therapeutics, Inc.

830 Winter Street

Waltham, Massachusetts 02451

(Name and address of agent for service)

(857) 399-9500

(Telephone number, including area code, of agent for service)

Copies to:

William D. Collins, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers (i) 956,303 additional shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”), under the TScan Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) 239,075 additional shares of Common Stock under the TScan Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”). The number of shares of Common Stock reserved and available for issuance under the 2021 Plan is subject to an automatic annual increase on each January 1, beginning in 2022, by an amount equal to four percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2021 Plan). Accordingly, on January 1, 2022, the number of shares of Common Stock reserved and available for issuance under the 2021 Plan increased by 956,303. The additional shares are of the same class as other securities relating to the 2021 Plan for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-257941) on July 16, 2021, is effective. The number of shares of Common Stock reserved and available for issuance under the 2021 ESPP is subject to an automatic annual increase on each January 1, beginning in 2022, by an amount equal to the least of (i) one percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or (ii) such number of shares of Common Stock as determined by the Administrator (as defined in the 2021 ESPP). Accordingly, on January 1, 2022, the number of shares of Common Stock reserved and available for issuance under the 2021 ESPP increased by 239,075. The additional shares are of the same class as other securities relating to the 2021 ESPP for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-257941) on July 16, 2021, is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-257941) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40603) filed with the Securities and Exchange Commission on July 20, 2021).

4.2	Amended and Restated By-laws of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40603) filed with the Securities and Exchange Commission on July 20, 2021).

4.4	Fourth Amended and Restated Investors’ Rights Agreement by and among the Registrant and the other parties thereto, dated January 15, 2021(Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 255491) filed with the Securities and Exchange Commission on April 23, 2021).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	2021 Equity Incentive Plan and forms of agreements thereunder (Incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-255491) filed with the Securities and Exchange Commission on May 5, 2021).

99.2	2021 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form S-1/A (File No. 333-255491) filed with the Securities and Exchange Commission on April 30, 2021).

107.1*	Filing Fee Table.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 9, 2022.

TScan Therapeutics, Inc.

By:	/s/ David Southwell
David Southwell
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Southwell and Brian Silver, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for such person in such person’s, place and stead, in any and all capacities, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 of TScan Therapeutics, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Southwell	President,. Chief Executive Officer and Director (Principal Executive Officer)	March 9, 2022
David Southwell

/s/ Brian Silver	Chief Financial Officer	March 9, 2022
Brian Silver	(Principal Financial and Accounting Officer)

/s/ Stephen Biggar	Director	March 9, 2022
Stephen Biggar M.D., Ph.D.

/s/ Ittai Harel	Director	March 9, 2022
Ittai Harel

/s/ Timothy Barberich	Director	March 9, 2022
Timothy Barberich

/s/ Gabriela Gruia	Director	March 9, 2022
Gabriela Gruia, M.D.

/s/ Katina Dorton	Director	March 9, 2022
Katina Dorton, J.D., M.B.A